AFFINITY GOLD CORP.
7950 Main Street, Suite #217
Maple Gove, MN 55369

Symbol: AFYG - OTCBB

March 9, 2010

NEWS RELEASE

AFFINITY GOLD CORP. CLOSES FINANCING

Maple Grove, Minnesota, March 9, 2010 – Affinity Gold Corp. (OTC-BB: AFYG) (“Affinity” or the “Company”) is pleased to announce it has received USD $245,000 in the form of a private placement at a price of $1.00 per share from an existing long-standing shareholder. These funds represent substantial progress against raising the anticipated USD $750,000 needed to purchase the necessary equipment and supplies the Company requires to begin small-scale production operations.

Paul Antoniazzi, CEO of Affinity Gold, said, “we are very pleased we have been able to raise this $245,000 and extremely grateful for the continued support from our existing shareholders and their belief in our project. It is a testament to the value of our flagship project in Peru”.

The Company released its NI43-101 technical report in November of last year and is available for download at http://www.affinitygold.com

About Affinity Gold Corp.
Affinity Gold Corp. is a mineral exploration and development company engaged in the acquisition, exploration and development of gold mineralization properties internationally. Affinity Gold Corp.’s current primary focus is gold exploration in Peru.

Through its 99.99% owned subsidiary AMR Project Peru, S.A.C., Affinity Gold Corp. is the owner of the mining concession title named “AMR Project” covering 500 hectares and the mining concession certificate as evidenced by Certificate No. 7996-2006-INACC-UADA granted to AMR by the Republic of Peru, National Institute of Concessions and Mining Cadastre on December 11, 2006 (the “Mining Concession Rights”), which Mining Concession Rights are located in the Inambari River Basin on the flat plains region at an altitude greater than 1500’ and accessible by land and air, in the District of Ayapata, Province of Carabaya, Department of Puno, Peru.

www.affinitygold.com

CONTACT: Affinity Gold Corp., +1-763-424-4754, info@affinitygold.com

For further information please refer to the Company’s filings with the SEC on EDGAR available at www.sec.gov.

FORWARD-LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Affinity Gold Corp., and its subsidiaries, business and project plans. Such forward-looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Affinity Gold Corp. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Affinity Gold Corp. does not undertake any obligation to update any forward-looking statement, except as required under applicable law.